Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 26, 2012, relating to the consolidated financial statements and financial statement schedule of VanceInfo Technologies Inc. and its subsidiaries (collectively the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of VanceInfo Technologies Inc. for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
May 21, 2012